Research Triangle Institute RTI International, Global Supply Chain PO Box 12194, 3040 Cornwallis Road Research Triangle Park, NC 27709-2194

Master Service Agreement Number 888-12-16-09
Subcontract Number 8-312-0214739-52940L

Subcontractor Information	Subcontract Information

Precision Opinion, Inc.	Subcontract Amount	$1,210,478
101 Convention Center Drive, Plaza 124	Funded Amount	$323,622
101 Convention Center Drive, Plaza 124	Period of Performance	06/01/17 - 02/28/20
Las Vegas, Nevada 89109 United States	Subcontract Type	Fixed Price
	Purchase Order Number	52940L
Subcontractor Size and Socio-Economic Status:	Taxpayer ID Number	26-0534872
If a Small Business**, check ALL that apply:
DPAS Rating:
Not Applicable

✓	Small Business Concern (SB)	□	Veteran-Owned SB
□	Small Disadvantaged Business. [Including Black-, Asian Pacific-, Subcontinent Asian-, Native-, Hispanic American-owned SBs or active 8(a)]	□	Service-Disabled Veteran-Owned SB
□	Woman-Owned SB	□	HUBZone (Historically Underutilized Business Zone) certified SB
		□	Alaska Native Corporation and Indian Tribe

If not a Small Business, check one.

[X] Large [  ] Non-Profit [  ] Foreign/Other(including Govt) [  ] HBCU/MI***

Enter the NAICS Code and Small Business Size Standard: 541910 ($15.0 million size standard)

*North American Industry Classification System (NAICS) online search: www.census.gov/eos/www/naics. **Small Business definitions and size standards are available in the Federal Acquisition Regulation 52.219-8 and 13 CFR Part 121; HUBZone SB must be certified by SBA (www.sam.gov and www.sba.gov/size). Under IS U.S.C. 645(d), any person who misrepresents its size status shall (1) be punished by a fine, Imprisonment, or both; (2) be subject to administrative remedies; and (3) be ineligible for participation in programs conducted under the authority of the Small Business Act. ***Historically Black Colleges and University (HBCU) or Minority Institutions (MI).

Prime Contract Info: State of Florida Contract COTGC Florida ATS Phone

This Subcontract is between Research Triangle Institute, under the trade name RTI International (hereinafter referred to as RTI), a nonprofit organization, and Precision Opinion, Inc., acting as an independent contractor and not as an agent of RTI, (referred to throughout as “Subcontractor”). Subcontractor agrees to deliver all Items and perform all services in accordance with the following Subcontract Appendices:

● Appendix A: Special Contract Requirements ● Appendix B: Prime Contract Flow-Down Clauses ● Appendix C: Statement of Work/Budget	● Appendix D: Invoice Summary Template

This Subcontract embodies the entire agreement between RTI and Subcontractor and supersedes all other agreements either written or oral. Officials signing this Subcontract certify that they have legal authority to enter into binding agreements on behalf of their organizations.

In accepting this Subcontract, the Subcontractor certifies that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participation in this type of transaction by any Federal department or agency. Any change in the debarred or suspended status of the Subcontractor during the life of this Subcontract must be reported immediately to RTI. The Subcontractor agrees to incorporate the Debarment and Suspension certification into any lower-tier subcontract or Subcontract that they may enter into as a part of this Subcontract.

Subcontractor Contractual Personnel:		RTI Contractual Personnel:

Guthrie Rebel	702/483-4000	Abbey Boggs	919-316-3141

Project Manager: Guthrie Rebel	702/483-4000	Project Manager: Dr Matthew Farrelly	919-541-6852
Signature:		Signature:
Typed Name:	GUTHRIE REBEL	Typed Name:
Title:	EVP	Title:
Date:		Date:

Appendix A: Special Contract Requirements (SCRs)

SCR 1. Type of Subcontract/Funding

This is a Firm Fixed Price Subcontract in the amount of $1,210,478, for the completion of all the work requirements found in Appendix C: Statement of Work/Budget. Upon completion and RTI acceptance of the work specified herein, the Subcontractor will submit invoice(s) in accordance with the Payment Schedule set forth below. In addition to any other available remedies, if, In the opinion of RTI, Subcontractor fails to perform in accordance with the terms of the Subcontract, the RTI Subcontract Administrator may refuse or limit approval of any invoices for payment, and may cause payments to Subcontractor to be reduced or withheld until such time as RTI determines that Subcontractor has met the performance terms as established by the Subcontract.

SCR 2. Payment Schedule

The Subcontractor shall provide the services/supplies set forth in Appendix C, Statement of Work, and will invoice RTI in accordance with the following Payment Schedule:

Description	Date	Year 1	Year 2	Year 3
		6/30/17-2/28/2017	3/1/2017-2/28/2018	3/1/2018-2/28/2019
		0214739.000.003.006	0214739.000.004.006	0214739.000.005.006
FL ATS Phone Q1	March 30th	n/a	$36,429.00	$37,475.00
FL ATS Phone Q1	April 30th	n/a	$36,429.00	$37,475.00
FL ATS Phone Q1	May 30th	n/a	$36,429.00	$37,475.00
FL ATS Phone Q2	June 30th	$39,158.00	$36,429.00	$37,475.00
FL ATS Phone Q2	July 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q2	August 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q3	September 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q3	October 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q3	November 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q4	December 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q4	January 30th	$35,558.00	$36,429.00	$37,475.00
FL ATS Phone Q4	February 28th	$35,558.00	$36,433.00	$37,479.00
Total		$323,622.00	$437,152.00	$449,704.00
			Total Year 1-3	$1,210,478.00

SCR 3. Period of Performance

The period of performance for this Subcontract shall begin on June 01, 2017 and continue through February 28, 2020 in accordance with the Appendix B, Standard Terms and Conditions and Appendix D, Statement of Work.

SCR 4. Designation of Contractual Representatives

A.	Abbey Boggs is hereby designated as the RTI Subcontract Administrator and is the only one with the authority to direct changes under this Subcontract. All notices shall be in writing and addressed as follows:

For RTI	For Subcontractor

Abbey Boggs	Guthrie Rebel
RTI International	Precision Opinion, Inc.
Global, Supply Chain	101 Convention Center Drive
SSES Subcontracts	Plaza 124
P.O. Box 12194	Las Vegas, Nevada 89109 United States
Research Triangle Park, NC 27709-2194	Phone: 702/483-4000
Phone: 919-316-3141	Email: guthrie@precisionopinion.com
Email: aboggs@rti.org

B.	The RTI Principal Investigator/Project Manager assigned to this Subcontract is Dr Matthew Farrelly.

C.	Invoices are to be submitted to RTI’s Accounts Payable Department via electronic mail at the following address: Accountinq@rti.org.

SCR 5. Key Personnel

A.	Mr. Guthrie Rebel is considered essential to the work being performed under this Subcontract. By mutual agreement, the list of key personnel may be amended from time to time during the course of this Subcontract to either add or delete key personnel as appropriate.

B.	During the first ninety (90) calendar days of performance, Subcontractor shall make no substitutions of key personnel unless the substitution is necessitated by illness, death, or termination of employment. Subcontractor shall notify the RTI Subcontract Administrator within ten (10) calendar days after the occurrence of any of these events and provide the information required by Paragraph C below. After the initial ninety (90) calendar day period, Subcontractor shall submit the information required by Paragraph C to the RTI Subcontract Administrator at least ten (10) calendar days prior to making any permanent substitutions.

C.	Prior to diverting the above-named personnel to other programs, Subcontractor shall submit a justification (including the reason for the requested substitution and resumes of die proposed replacement key personnel) in sufficient detail to permit evaluation of the impact of the requested substitution on the program. Proposed substitutes should have comparable qualifications to those of the persons being replaced. The RTI Subcontract Administrator will notify Subcontractor of RTI’s decision about the substitutions within twenty (20) calendar days after receipt of all required information.

SCR 6. Additional Invoice Instructions

In addition to the invoice instructions set forth in the above-mentioned Master Service Agreement, Subcontractor shall submit an invoice summary page as incorporated herein with each invoice submission. Subcontractor may use its own invoice summary format if such is substantially similar to the template provided in this Subcontract.

Appendix B: Prime Contract Flow-Down Clauses

The term “Provider” or “Subcontractor” shall mean “Subawardee”; the term “Department” shall mean “RTI” and/or “The State of Florida Department of Health”;

The provider and any subcontractors agree to comply with Pro-Children Act of 1994, Public Law 103-277, which requires that smoking not be permitted in any portion of any indoor facility used for the provision of federally funded services including health, day care, early childhood development, education or library services on a routine or regular basis, to children up to age 18. Failure to comply with the provisions of the law may result in the imposition of civil monetary penalty of up to $1,000 for each violation and/or the imposition of an administrative compliance order on the responsible entity.\

Audits, Records, and Records Retention

1.	To establish and maintain books, records, and documents (including electronic storage media) in accordance with generally accepted accounting procedures and practices, which sufficiently and properly reflect all revenues and expenditures of funds provided by the Department under this contract.

2.	To retain all client records, financial records, supporting documents, statistical records, and any other documents (including electronic storage media) pertinent to this contract for a period of six (6) years after termination of the contract, or if an audit has been initiated and audit findings have not been resolved at the end of six (6) years, the records shall be retained until resolution of the audit findings or any litigation which may be based on the terms of this contract.

3.	Upon completion or termination of the contract and at the request of the Department, the provider will cooperate with the Department to facilitate the duplication and transfer of any said records or documents during the required retention period as specified in Section I, paragraph D.2. above.

4.	To assure that these records shall be subject at all reasonable times to inspection, review, or audit by Federal, state, or other personnel duly authorized by the Department.

5.	Persons duly authorized by the Department and federal auditors, pursuant to 45 CFR, Part 92.36(i)(10), shall have full access to and the right to examine any of provider’s contract and related records and documents, regardless of the form in which kept, at all reasonable times for as long as records are retained.

6.	To provide a financial and compliance audit to the Department as specified in Attachment NA and to ensure that all related party transactions are disclosed to the auditor.

Documentation. To maintain separate accounting of revenues and expenditures of funds under this contract in accordance with generally accepted accounting practices and procedures. Expenditures which support provider activities not solely authorized under this contract must be allocated in accordance with applicable laws, rules and regulations, and the allocation methodology must be documented and supported by competent evidence.

Provider must maintain sufficient documentation of all expenditures incurred (e.g. invoices, canceled checks, payroll detail, bank statements, etc.) under this contract which evidences that expenditures are:

1) allowable under the contract and applicable laws, rules and regulations;

2) reasonable; and

3) necessary in order for the recipient or subrecipient to fulfill its obligations under this contract.

The aforementioned documentation is subject to review by the Department and/or the State Chief Financial Officer and the provider will timely comply with any requests for documentation.

Public Records. Keep and maintain public records that ordinarily and necessarily would be required by the provider in order to perform the service; provide the public with access to such public records on the same terms and conditions that the public agency would provide the records and at a cost that does not exceed that provided in Chapter 119, F.S., or as otherwise provided by law; ensure that public records that are exempt or that are confidential and exempt from public record requirements are not disclosed except as authorized by law; and meet all requirements for retaining public records and transfer to the public agency, at no cost, all public records in possession of the contractor upon termination of the contract and destroy any duplicate public records that are exempt or confidential and exempt. All records stored electronically must be provided to the public agency in a format that is compatible with the information technology systems of the agency.

Monitoring by the Department

To permit persons duly authorized by the Department to inspect any records, papers, documents, facilities, goods, and services of the provider, which are relevant to this contract, and interview any clients and employees of the provider to assure the

Department of satisfactory performance of the terms and conditions of this contract. Following such evaluation the Department will deliver to the provider a written report of its findings and will include written recommendations with regard to the provider’s performance of the terms and conditions of this contract. The provider will correct all noted deficiencies identified by the Department within the specified period of time set forth in the recommendations. The provider’s failure to correct noted deficiencies may, at the sole and exclusive discretion of the Department, result in any one or any combination of the following: (1) the provider being deemed in breach or default of this contract; (2) the withholding of payments to the provider by the Department; and (3) the termination of this contract for cause.

Safeguarding Information

Not to use or disclose any information concerning a recipient of services under this contract for any purpose not in conformity with state and federal law or regulations except upon written consent of the recipient, or the responsible parent or guardian when authorized by law.

Incident Reporting

Abuse, Neglect, and Exploitation Reporting

In compliance with Chapter 415, F.S., an employee of the provider who knows or has reasonable cause to suspect that a child, aged person, or disabled adult is or has been abused, neglected, or exploited shall immediately report such knowledge or suspicion to the Florida Abuse Hotline on the single statewide toll-free telephone number (1-800-96ABUSE).

Purchasing

It is agreed that any articles which are the subject of, or are required to carry out this contract shall be purchased from Prison Rehabilitative Industries and Diversified Enterprises, Inc. (PRIDE) identified under Chapter 946, F.S., in the same manner and under the procedures set forth in §946.515(2) and §(4), F.S. For purposes of this contract, the provider shall be deemed to be substituted for the Department insofar as dealings with PRIDE. This clause is not applicable to subcontractors unless otherwise required by law. An abbreviated list of products/services available from PRIDE may be obtained by contacting PRIDE, 1-800-643-8459.

Procurement of Materials with Recycled Content

It is expressly understood and agreed that any products or materials which are the subject of, or are required to carry out this contract shall be procured in accordance with the provisions of §403.7065, and §287.045, F.S.

MyFloridaMarketPlace Vendor Registration

Each vendor doing business with the State of Florida for the sale of commodities or contractual services as defined in section 287.012, Florida Statutes, shall register in the MyFloridaMarketPlace system, unless exempted under Rule 60A-1.030(3) F.A.C.

MyFloridaMarketPlace Transaction Fee

The State of Florida, through the Department of Management Services, has Instituted MyFloridaMarketPlace, a statewide procurement system. Pursuant to §287.057(23), F.S. (2008), all payments shall be assessed a Transaction Fee of one percent (1.0%), which the provider shall pay to the State.

For payments within the State accounting system (FLAIR or its successor), the Transaction Fee shall, when possible, be automatically deducted from payments to the vendor. If automatic deduction is not possible, the vendor shall pay the Transaction Fee pursuant to Rule 60A-1.031(2), F.A.C. By submission of these reports and corresponding payments, vendor certifies their correctness. All such reports and payments shall be subject to audit by the State or its designee.

The provider shall receive a credit for any Transaction Fee paid by the provider for the purchase of any item(s) if such item(s) are returned to the provider through no fault, act, or omission of the provider. Notwithstanding the foregoing, a Transaction Fee is non-refundable when an item is rejected or returned, or declined, due to the vendor’s failure to perform or comply with specifications or requirements of the agreement Failure to comply with these requirements shall constitute grounds for declaring the vendor in default and recovering reprocurement costs from the vendor in addition to all outstanding fees. Providers delinquent in paying transaction fees may be excluded from conducting future business with the State.

Civil Rights Requirements

Civil Rights Certification: The provider will comply with applicable provisions of Department of Health publication, “Methods of Administration, Equal Opportunity in Service Delivery.”

Sponsorship

As required by §286.25, F.S., if the provider is a non-governmental organization which sponsors a program financed wholly or in part by state funds, including any funds obtained through this contract, it shall, in publicizing, advertising, or describing the sponsorship of the program, state: Sponsored by (provider’s name) and the State of Florida, Department of Health. If the sponsorship reference is in written material, the words State of Florida, Department of Health shall appear in at least the same size letters or type as the name of the organization.

Use of Funds for Lobbying Prohibited

To comply with the provisions of §216.347, F.S., which prohibit the expenditure of contract funds for the purpose of lobbying the Legislature, judicial branch, or a state agency.

Public Entity Crime and Discriminatory Vendor

1.	Pursuant to §287.133, F.S., the following restrictions are placed on the ability of persons convicted of public entity crimes to transact business with the Department: When a person or affiliate has been placed on the convicted vendor list following a conviction for a public entity crime, he/she may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leases of real property to a public entity, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of the threshold amount provided in §287.017, F.S, for CATEGORY TWO for a period of 36 months from the date of being placed on the convicted vendor list.

2.	Pursuant to §287.134, F.S., the following restrictions are placed on the ability of persons convicted of discrimination to transact business with the Department: When a person or affiliate has been placed on the discriminatory vendor list following a conviction for discrimination, he/she may not submit a bid on a contract to provide any goods or services to a public entity, may not submit a bid on a contract with a public entity for the construction or repair of a public building or public work, may not submit bids on leases of real property to a public entity, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with any public entity, and may not transact business with any public entity in excess of the threshold amount provided in §287.017, F.S., for CATEGORY TWO for a period of 36 months from the date of being placed on the discriminatory vendor list.

Patents, Copyrights, and Royalties

1.	If any discovery or invention arises or is developed in the course or as a result of work or services performed under this contract, or in anyway connected herewith, the provider shall refer the discovery or invention to the Department to be referred to the Department of State to determine whether patent protection will be sought in the name of the State of Florida. Any and all patent rights accruing under or in connection with the performance of this contract are hereby reserved to the State of Florida.

2.	In the event that any books, manuals, films, or other copyrightable materials are produced, the provider shall notify the Department of State. Any and all copyrights accruing under or in connection with the performance under this contract are hereby reserved to the State of Florida.

3.	The provider, without exception, shall indemnify and save harmless the State of Florida and its employees from liability of any nature or kind, including cost and expenses for or on account of any copyrighted, patented, or unpatented invention, process, or article manufactured by the provider. The provider has no liability when such claim is solely and exclusively due to the Department of State’s alteration of the article. The State of Florida will provide prompt written notification of claim of copyright or patent infringement. Further, if such claim is made or is pending, the provider may, at its option and expense, procure for the Department of State, the right to continue use of, replace, or modify the article to render it non-infringing. If the provider uses any design, device, or materials covered by letters, patent, or copyright, it is mutually agreed and understood without exception that the bid prices shall include all royalties or cost arising from the use of such design, device, or materials in any way involved in the work.

Information Security

The provider shall maintain confidentiality of all data, files, and records including client records related to the services provided pursuant to this agreement and shall comply with state and federal laws, including, but not limited to, §384.29, §381.004, §392.65, and §456.057, F.S. Procedures must be implemented by the provider to ensure the protection and confidentiality of all confidential matters. These procedures shall be consistent with the Department of Health Information Security Policies, as amended, which is incorporated herein by reference and the receipt of which is acknowledged by the provider, upon execution of this agreement. The provider will adhere to any amendments to the Department’s security requirements provided to it during the period of this agreement. The provider must also comply with any applicable professional standards of practice with respect to client confidentiality.

f.	Not to employ unauthorized aliens. The Department shall consider employment of unauthorized aliens a violation of §274A(e) of the Immigration and Naturalization Act (6 U.S.C. 1324 a) and §101 of the Immigration Reform and Control Act of 1986. Such violation shall be cause for unilateral cancellation of this contract by the Department. The provider agrees to utilize the U.S. Department of Homeland Security’s E-Verify system, https://e-verify.uscis.gov/emp. to verify the employment eligibility of all new employees hired during the contract term by the provider. The provider shall also include a requirement in subcontracts that the subcontractor shall utilize the E-Verify system to verify the employment eligibility of all new employees hired by the subcontractor during the contract term. Contractors meeting the terms and conditions of the E-Verify System are deemed to be in compliance with this provision.

h.	The provider and any subcontractors agree to comply with Pro-Children Act of 1994, Public Law 103-277, which requires that smoking not be permitted in any portion of any indoor facility used for the provision of federally funded services including health, day care, early childhood development, education or library services on a routine or regular basis, to children up to age 18. Failure to comply with the provisions of the law may result in the imposition of civil monetary penalty of up to $1,000 for each violation and/or the imposition of an administrative compliance order on the responsible entity.

Appendix C: Statement of Work/Budget

Florida Adult Tobacco Survey
Phone Scope of Work

Background: RTI Is conducting a comprehensive evaluation of the Florida Department of Health Bureau of Tobacco-Free Florida. To inform the evaluation, RTI has devised the Florida Tobacco Surveillance System to capture timely public health surveillance data on tobacco outcome indicators and related socioecological influences across multiple Florida populations.

Objective: RTI requires the services of an outside organization with demonstrated experience conducting telephone surveys with computer assisted telephone Interviewing (CATI) methodology to execute the Florida Adult Tobacco Survey. The subcontractor will be responsible for all aspects of data collection, as outlined below.

Specific Tasks: The specific tasks expected of the subcontractor include the following:

1.	Project Management and Set Up. The subcontractor will manage and administer survey execution. RTI will design the instrument to be completed using computer assisted telephone interviewing (CAT!) methodology only.

The subcontractor will work with RTI to program and pre-test the CATI front-end, interview, and back-end scripts based on the final specifications provided from RTI. All outbound calls to sample members must display a Florida area code. Additionally, the subcontractor is responsible for setting-up a dedicated toll-free line with capacity to handle in-bound calls.

2.	Interviewer Training, Supervision, and Monitoring. The subcontractor will recruit, train, and supervise interviewing staff. RTI will provide project-specific training materials. During data collection, the subcontractor will provide interviewer supervision and monitoring. The general guideline is 15% of interviewing hours for supervision and 10% of interviewing hours for monitoring.

3.	Data Collection. The subcontractor will conduct quarterly data collection (~ 10-12 weeks) to obtain 1,000 completed telephone surveys per quarter (800 cell phone completes, 200 landline completes; RTI will provide the sample). Specifications of data collection are outlined in Attachment 1.

4.	Incentives. The subcontractor will provide an incentive file every two weeks with the names and addresses of survey participants eligible to receive an incentive check. RTI will be responsible for the cost and processing of the incentives.

5.	Data Collection Tracking. The subcontractor will provide RTI with weekly production reports that include the disposition of all sampled cases and other key data collection results.

6.	Data Files. During the first quarter of data collection, the subcontractor will provide a preliminary data set after first 100 or so interviews completed, for quality checking purposes. At the end of each quarter, within 10 business days of die completion of data collection, the subcontractor will deliver a final cleaned data file in SPSS, SAS, or Stata. The data file will include all CATI data, including preloaded sample data, front end screening data, and final sample dispositions. A codebook with all variable and value labels for all data elements must be included with the final data file. The subcontractor will also include a record of call data file at the end of each quarter.

Please include total billing amount by activity name and corresponding RTI Task Number when submitting invoice to RTI.

Research Triangle Institute RTI International, Global Supply Chain PO Box 12194, 3040 Cornwallis Road Research Triangle Park, NC 27709-2194

Master Service Agreement Number 888-12-16-09
Subcontract Number 8-312-0214739-52940L

Subcontractor Information	Subcontract Information

Precision Opinion, Inc.	Subcontract Amount	$1,210,478
101 Convention Center Drive, Plaza 124	Funded Amount	$323,622
101 Convention Center Drive, Plaza 124	Period of Performance	06/01/17 - 02/28/20
Las Vegas, Nevada 89109 United States	Subcontract Type	Fixed Price
	Purchase Order Number	52940L
Subcontractor Size and Socio-Economic Status:	Taxpayer ID Number	26-0534872
If a Small Business**, check ALL that apply:
DPAS Rating:
Not Applicable

✓	Small Business Concern (SB)	□	Veteran-Owned SB
□	Small Disadvantaged Business. [Including Black-, Asian Pacific-, Subcontinent Asian-, Native-, Hispanic American-owned SBs or active 8(a)]	□	Service-Disabled Veteran-Owned SB
□	Woman-Owned SB	□	HUBZone (Historically Underutilized Business Zone) certified SB
		□	Alaska Native Corporation and Indian Tribe

If not a Small Business, check one.

[X] Large [  ] Non-Profit [  ] Foreign/Other(including Govt) [  ] HBCU/MI***

Enter the NAICS Code and Small Business Size Standard: 541910 ($15.0 million size standard)

*North American Industry Classification System (NAICS) online search: www.census.gov/eos/www/naics. **Small Business definitions and size standards are available in the Federal Acquisition Regulation 52.219-8 and 13 CFR Part 121; HUBZone SB must be certified by SBA (www.sam.gov and www.sba.gov/size). Under IS U.S.C. 645(d), any person who misrepresents its size status shall (1) be punished by a fine, Imprisonment, or both; (2) be subject to administrative remedies; and (3) be ineligible for participation in programs conducted under the authority of the Small Business Act. ***Historically Black Colleges and University (HBCU) or Minority Institutions (MI).

Prime Contract Info: State of Florida Contract COTGC Florida ATS Phone

This Subcontract is between Research Triangle Institute, under the trade name RTI International (hereinafter referred to as RTI), a nonprofit organization, and Precision Opinion, Inc., acting as an independent contractor and not as an agent of RTI, (referred to throughout as “Subcontractor”). Subcontractor agrees to deliver all Items and perform all services in accordance with the following Subcontract Appendices:

● Appendix A: Special Contract Requirements ● Appendix B: Prime Contract Flow-Down Clauses ● Appendix C: Statement of Work/Budget	● Appendix D: Invoice Summary Template

This Subcontract embodies the entire agreement between RTI and Subcontractor and supersedes all other agreements either written or oral. Officials signing this Subcontract certify that they have legal authority to enter into binding agreements on behalf of their organizations.

In accepting this Subcontract, the Subcontractor certifies that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from participation in this type of transaction by any Federal department or agency. Any change in the debarred or suspended status of the Subcontractor during the life of this Subcontract must be reported immediately to RTI. The Subcontractor agrees to incorporate the Debarment and Suspension certification into any lower-tier subcontract or Subcontract that they may enter into as a part of this Subcontract.

Subcontractor Contractual Personnel:		RTI Contractual Personnel:

Guthrie Rebel	702/483-4000	Abbey Boggs	919-316-3141

Project Manager: Guthrie Rebel	702/483-4000	Project Manager: Dr Matthew Farrelly	919-541-6852
Signature:	/s/ Guthrie Rebel	Signature:	/s/ Terry George-Waterfield
Typed Name:	GUTHRIE REBEL	Typed Name:	Terry George-Waterfield
Title:	EVP	Title:	Manager, Global Supply Chain
Date:		Date: